UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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REPLIGEN CORPORATION

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REPLIGEN CORPORATION

Notice of Annual Meeting of Stockholders

May 9, 2013

To the Stockholders:

The Annual Meeting of our Stockholders will be held on Thursday, May 9, 2013 at 11:00 a.m. at the offices of Goodwin Procter LLP located at 53 State Street, Boston, Massachusetts 02109 (see directions attached as Appendix A to the proxy statement) for the following purposes:

1.	To elect seven Directors, nominated by the Board of Directors, as more fully described in the accompanying Proxy Statement;

2.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2013;

3.	To consider and act upon an advisory vote on the compensation of our named executive officers; and

4.	To consider and act upon any other business which may properly come before the meeting.

The Board of Directors has fixed the close of business on March 22, 2013 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy in the envelope provided or vote by telephone or the Internet pursuant to instructions provided with the proxy. Stockholders of record as of March 22, 2013 are encouraged and cordially invited to attend the Annual Meeting (see directions attached as Appendix A to the proxy statement).

By Order of the Board of Directors

William J. Kelly
Secretary

Waltham, Massachusetts

April 9, 2013

REPLIGEN CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, or the Board, of Repligen Corporation, or Repligen or the Company, for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, May 9, 2013 at the time and place set forth in the Notice of Annual Meeting, and at any adjournment or postponement thereof.

Repligen’s Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2012, is being provided together with this proxy statement to all stockholders entitled to vote at the Annual Meeting. It is anticipated that this proxy statement and the accompanying proxy will be first sent or given to stockholders on or about April 9, 2013.

Voting

Stockholders may vote in person or by proxy by completing, signing, dating and returning the accompanying proxy card or by voting by telephone or via the Internet in accordance with the instructions listed on the proxy card. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person.

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the taking of the vote at the Annual Meeting. Proxies may be revoked by: (1) giving written notice of revocation to the Secretary of Repligen at any time before the taking of the vote at the Annual Meeting; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Repligen or by telephone or the Internet, in accordance with the instructions listed on the proxy card, before the taking of the vote at the Annual Meeting; or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For those stockholders who submit a proxy by telephone or the Internet, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453, at or before the taking of the vote at the Annual Meeting.

Each of the persons named as attorneys in the proxies is a director, officer and/or employee of Repligen. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted as stated below under the heading “Voting Procedures.” Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board by writing that nominee’s number on the space provided on the proxy card, checking the box next to the name of such individual if voting by proxy via the Internet or, if using the telephone to vote by proxy, by following the verbal instructions for entering the two digit number appearing on the proxy card immediately before the name of such individual. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR proposals 1, 2, and 3 if no specification is indicated, as permitted by applicable regulations and by Repligen’s corporate documents.

Other than (i) the election of directors (ii) the ratification of Ernst & Young LLP and (iii) the advisory vote regarding the compensation of our named executive officers, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 9, 2013

The Company’s Annual Report for the Fiscal Year Ended December 31, 2012 and this Proxy Statement are available at www.proxyvote.com.

Voting Procedures

The representation, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The seven nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected to the Board. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the stockholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and broker “non-votes” will not be counted toward such nominee’s achievement of plurality.

Ratification of Independent Accountants. For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting. Shares subject to broker “non-votes” are considered to be not entitled to vote for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

Advisory Vote on the Compensation of our Named Executive Officers. For the advisory vote on the compensation of our named executive officers, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting on each matter. Shares subject to broker “non-votes” are considered to be not entitled to vote for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Other Matters. The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

Solicitation of Proxies

The cost of solicitation will be borne by Repligen, and in addition to directly soliciting stockholders by mail, Repligen may request banks and brokers to solicit their customers who have stock of Repligen registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Repligen may also be made of some stockholders in person or by mail or telephone following the original solicitation. Repligen may, if appropriate, retain any independent proxy solicitation firm to assist Repligen in soliciting proxies. If Repligen does retain a proxy solicitation firm, Repligen would pay such firm’s customary fees and expenses.

Record Date and Voting Securities

Only stockholders of record as of March 22, 2013, or the Record Date, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, the Company had 31,315,280 shares of common stock with a par value of $0.01, or the Common Stock, outstanding and entitled to vote. Each outstanding share of Common Stock entitles the record holder to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Repligen’s Common Stock as of March 22, 2013: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each present or former executive officer of the Company named in the Summary Compensation Table set forth below under “Director and Executive Officer Compensation” and (iv) by all directors and executive officers of Repligen as a group. The business address of each director and executive officer is Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453.

Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Ronald L. Chez (3)	2,879,512	9.2%
Federated Investors, Inc. (4)	2,747,500	8.8%
NorthPointe Capital, LLC (5)	2,307,637	7.4%
BlackRock, Inc. (6)	1,844,253	5.9%
Walter C. Herlihy (7)	716,898	2.3%
Thomas F. Ryan, Jr. (8)	247,038	*
James R. Rusche (9)	242,121	*
Karen A. Dawes (10)	176,538	*
Alfred L. Goldberg (11)	131,038	*
Daniel P. Witt (12)	128,207	*
Earl Webb Henry (13)	115,038	*
Howard Benjamin (14)	100,000	*
Glenn L. Cooper (15)	85,038	*
William J. Kelly (16)	20,000	*
Michael A. Griffith (17)	10,000	*
Jonathan Lieber	—	*
All directors, nominees and executive officers as a group (12 persons) (18)	1,971,916	6.3%

*	Less than one percent
(1)	Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, or the Exchange Act, and includes voting and/or investment power with respect to shares of Common Stock of Repligen. Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares that such person has the right to acquire within 60 days of March 22, 2013.
(2)	Percentages of ownership are based upon 31,315,280 shares of Common Stock issued and outstanding as of March 22, 2013. Shares of Common Stock that may be acquired pursuant to options that are exercisable within 60 days of March 22, 2013 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the percentage ownership of any other person.
(3)	Based solely on a Schedule 13D/A filed on July 23, 2012, or Amendment No. 12. Mr. Chez’s business address is 1524 N. Astor Street, Chicago, Illinois 60610.
(4)

Based solely on a Schedule 13G/A filed on February 12, 2013, or Amendment No. 4. Federated Investors, Inc., or the Parent, is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., or the Investment Advisers, which act as investment advisers to registered investment companies and separate accounts that own shares of the Common Stock, or the Reported Securities. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of the Parent. All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees, or collectively, the Trustees. Based solely on Amendment No. 4, the Parent and the Trust each have sole voting and dispositive power with respect to the shares and each of the Trustees has shared voting and dispositive power with respect to the shares. Federated Investors, Inc.’s business address is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(5)	Based solely on a Schedule 13G filed on February 11, 2013. NorthPointe Capital, LLC’s business address is 101 W. Big Beaver, Suite 745, Troy, MI 48084. NorthPointe Capital, LLC has sole voting power with respect to 1,681,431 shares and sole dispositive power with respect to 2,307,637 shares.
(6)	Based solely on a Schedule 13G filed on January 30, 2013. BlackRock, Inc.’s business address is 40 East 52nd Street, New York, NY 10022.
(7)	Includes 215,000 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013.
(8)	Includes 1,000 shares held in a Uniform Gifts to Minors Account on behalf of Mr. Ryan’s grandson, and 6,000 shares on behalf of his daughter. Mr. Ryan disclaims beneficial ownership as to the shares held on behalf of his grandson and his daughter. Includes 179,000 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013 and 11,038 of Restricted Stock Units which will vest within 60 days of March 22, 2013.
(9)	Includes 11,000 shares held in a Uniform Trusts for Minors account by Mr. Rusche for his children who share Mr. Rusche’s household, as to which he disclaims beneficial ownership. Includes 100,000 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013.
(10)	Includes 149,000 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013 and 11,038 shares of Restricted Stock which will vest within 60 days of March 22, 2013.
(11)	Includes 99,000 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013 and 11,038 shares of Restricted Stock which will vest within 60 days of March 22, 2013.
(12)	Includes 82,500 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013.
(13)	Includes 99,000 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013 and 11,038 shares of Restricted Stock which will vest within 60 days of March 22, 2013.
(14)	Includes 90,000 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013.
(15)	Includes 59,000 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013 and 11,038 shares of Restricted Stock which will vest within 60 days of March 22, 2013.
(16)	Includes 20,000 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013.
(17)	Includes 8,000 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013.
(18)	Includes 1,100,500 shares issuable pursuant to stock options which are exercisable within 60 days of March 22, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Repligen’s directors, officers, and holders of more than ten percent of Repligen’s Common Stock, or collectively, Reporting Persons, to file with the United States Securities and Exchange Commission, or the SEC, initial reports of ownership and reports of changes in ownership of Common Stock of Repligen. Such Reporting Persons are required by SEC regulations to furnish Repligen with copies of all Section 16(a) reports they file. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2012, the Company believes that all required persons complied with all Section 16(a) filing requirements, except the following: The Company did not timely file one Form 3 for Michael A. Griffith and one Form 4 each for Karen A. Dawes, Glen L. Cooper, M.D., Alfred L. Goldberg, Earl Webb Henry, Thomas F. Ryan, Jr., Michael A. Griffith and James R. Rusche.

ITEM 1

ELECTION OF DIRECTORS

There are seven nominees for director, all of whom are current directors of Repligen. Each candidate has been re-nominated by the Nominating and Corporate Governance Committee for election. The directors of the Company will be elected to hold office until the 2014 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Nominee’s Name	Year First Elected Director	Position(s) with the Company
Glenn L. Cooper	2009	Director
Karen A. Dawes	2005	Director, Chairperson of the Board
Alfred L. Goldberg	2008	Director
Michael A. Griffith	2012	Director
Earl Webb Henry	2007	Director
Walter C. Herlihy	1996	President, Chief Executive Officer and Director
Thomas F. Ryan, Jr.	2003	Director

Shares represented by all proxies received by the Board and not marked or voted so as to withhold authority to vote for any individual director or for any group of directors will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named above. Proxies may not be voted for a greater number of persons than the number of nominees named. The Board knows of no reason why any nominee should be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, proxies will be voted or withheld in accordance with the judgment of the persons named as attorneys in the proxies with respect to the directorship for which that nominee was unable or unwilling to serve.

Proposal 1 relates solely to the election of seven directors nominated by the Company and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholders of the Company.

The Board of Directors unanimously recommends a vote FOR each of the nominees for election as Directors of the Company. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Repligen’s executive officers are appointed on an annual basis by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Repligen. The directors, including director nominees, and executive officers of Repligen as of March 22, 2013 are as follows:

Name	Age	Positions
Walter C. Herlihy (4)	61	President, Chief Executive Officer and Director
Jonathan I. Lieber	43	Chief Financial Officer
William J. Kelly	42	Chief Accounting Officer
James R. Rusche	58	Senior Vice President, Research and Development
Howard Benjamin	53	Vice President, Business Development
Daniel P. Witt	65	Senior Vice President, Global Operations
Glenn L. Cooper (1)(2)	60	Director
Karen A. Dawes (2)(3)	61	Director, Chairperson of the Board
Alfred L. Goldberg (3)(4)	70	Director
Michael A. Griffith (1)(4)	54	Director
Earl Webb Henry (1)(4)	65	Director
Thomas F. Ryan, Jr. (2)(3)	71	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Member of the Science and Technology Committee

BIOGRAPHICAL INFORMATION

The following paragraphs provide information about our directors and executive officers. The information presented includes information about each of our director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director.

Executive Officers

Walter C. Herlihy, Ph.D. joined Repligen in March 1996 as President, Chief Executive Officer and Director in connection with Repligen’s merger with Glycan Pharmaceuticals, Inc. From July 1993 to March 1996, Mr. Herlihy was the President and CEO of Glycan Pharmaceuticals, Inc. From October 1981 to June 1993, he held numerous research positions at Repligen, most recently as Senior Vice President, Research and Development. Mr. Herlihy holds an A.B. in chemistry from Cornell University and a Ph.D. in chemistry from MIT. The Board of Directors believes Mr. Herlihy’s qualifications to sit on the Board of Directors include his decades of experience in the pharmaceutical field, including over 15 years as President and Chief Executive Officer of the Company, and his deep understanding of the Company’s historical and current business strategies, objectives and products.

Jonathan I. Lieber has served as our Chief Financial Officer and Treasurer since joining the Company in September 2012. From June 2009 to May 2012, Mr. Lieber served as Chief Financial Officer and Treasurer of Xcellerex, Inc., a privately-held company engaged in the manufacture and sale of capital equipment and related consumables to the biopharmaceutical industry. From July 2002 to March 2009, Mr. Lieber served in a variety of roles at Altus Pharmaceuticals, Inc. most recently as Senior Vice President, Chief Financial Officer and Treasurer. Following Mr. Lieber’s departure, Altus Pharmaceuticals, Inc. filed a voluntary petition for bankruptcy under Chapter 7 of the U.S. bankruptcy code in November 2009. From 1998 to June 2002, Mr. Lieber was a member of SG Cowen’s Health Care Investment Banking Group, most recently as a vice president focused on the biotechnology and specialty pharmaceuticals sectors. Prior to joining SG Cowen, Mr. Lieber was a member of the Health Care and High Yield Groups at Salomon Brothers Inc. Mr. Lieber currently serves as a member of the Atrius Health audit committee. Mr. Lieber received an M.B.A. in finance from the Stern School of Business of New York University and a B.S. in business administration from Boston University.

William J. Kelly joined Repligen in March 2008 as Vice President, Finance and Administration, served as Chief Financial Officer from 2008 until September 2012 and currently serves as Chief Accounting Officer. Prior to joining Repligen, Mr. Kelly worked for Haemonetics Corporation, a medical device manufacturer, where he held the positions of Corporate Controller from 2005 to 2008 and Assistant Corporate Controller from 2001 to 2005. From 2000 to 2001, Mr. Kelly was Corporate Controller for SiteScape Corporation. Mr. Kelly is a Certified Public Accountant and previously worked for Deloitte and Touche LLP, most recently as audit manager, as well as Ernst & Young LLP. Mr. Kelly holds a B.A. in psychology from the College of the Holy Cross and an M.S./M.B.A. from Northeastern University.

James R. Rusche, Ph.D. joined Repligen in March 1996 as Vice President, Research and Development in connection with Repligen’s merger with Glycan Pharmaceuticals, Inc. In 2001, Mr. Rusche became Senior Vice President, Research and Development. From July 1994 to March 1996, Mr. Rusche was Vice President, Research and Development of Glycan Pharmaceuticals, Inc. From February 1985 to June 1994, he held numerous research positions at Repligen, most recently as Vice President, Discovery Research. Mr. Rusche holds a B.S. in microbiology from the University of Wisconsin, LaCrosse and a Ph.D. in immunology from the University of Florida.

Daniel P. Witt, Ph.D. joined Repligen in March 1996 as Vice President, Business Development in connection with Repligen’s merger with Glycan Pharmaceuticals, Inc. In March 2012, Mr. Witt became Senior Vice President, Global Operations. From April 2006 to February 2012, Mr. Witt was Vice President, Operations.

From October 1993 to March 1996, Mr. Witt was Vice President, Business Development of Glycan Pharmaceuticals, Inc. From April 1983 to September 1993, he held numerous research positions at Repligen, most recently as Vice President, Technology Acquisition. Mr. Witt holds a B.A. in chemistry from Gettysburg College and a Ph.D. in biochemistry from the University of Vermont.

Howard Benjamin, Ph.D. has served as Vice President, Business Development since joining the Company in January 2009. Previously Mr. Benjamin worked at translational medicine start-ups Leap Technology from March 2007 to December 2008 and Growth Point Sciences from August 2005 to December 2006 in various roles including Vice President, Research and Development. From January 2000 to August 2005, Mr. Benjamin was Vice President, Corporate Development at Daiichi Asubio Medical Research Laboratories and from 1994 to 2000, Mr. Benjamin was Vice President, Discovery Research at Praecis Pharmaceuticals. Mr. Benjamin holds an S.B. in Biology from M.I.T. and a Ph.D. in Molecular Biology from University of California, Berkeley.

Directors

Glenn L. Cooper, M.D. has served as a Director of Repligen since August 2009. Mr. Cooper served as Executive Chairman of Coronado BioSciences, Inc. from 2010 to 2012. Prior to that, Mr. Cooper served as the Chairman and Chief Executive Officer of Indevus Pharmaceuticals, Inc., a specialty pharmaceutical company focused on urology and endocrinology, from 2000 to 2009 and as Chief Executive Officer and Director from 1993 to 2000. Prior to joining Indevus in 1993, Mr. Cooper held numerous executive level positions including President and Chief Executive Officer of Progenitor, Inc., Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation, and various clinical and regulatory positions with Eli Lilly and Company. Mr. Cooper has participated in the development, approval and commercialization of numerous drugs including Prozac®, Axid®, Lorabid®, Ceclor®, SANCTURA®, SANCTURA XR®, Supprelin-LA® and Vantas®. Mr. Cooper received an M.D. from Tufts University School of Medicine, performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and the Massachusetts General Hospital and received a B.A. from Harvard College. Mr. Cooper also serves as a Director of Gentium SpA and is the Chairman of the Board of Directors of Lascaux Media, LLC, a privately held company. Mr. Cooper’s qualifications to sit on the Board of Directors of the Company include his leadership roles at pharmaceutical companies and his expertise in the clinical and regulatory areas.

Karen A. Dawes, Chairperson of the Board effective December 2011 and Co-Chairperson of the Board from July 2011 to December 2011, has served as a Director of Repligen since September 2005. She is currently President of Knowledgeable Decisions, LLC, a management consulting firm. Ms. Dawes served from 1999 to 2003 as Senior Vice President and U.S. Business Group Head for Bayer Corporation’s U.S. Pharmaceuticals Group. Prior to joining Bayer, she was Senior Vice President, Global Strategic Marketing, at Wyeth, a pharmaceutical company (formerly known as American Home Products), where she held responsibility for worldwide strategic marketing. Ms. Dawes also served as Vice President, Commercial Operations for Genetics Institute, Inc., which was acquired by Wyeth in January 1997, designing and implementing that company’s initial commercialization strategy to launch BeneFIX® and Neumega®. Ms. Dawes began her pharmaceuticals industry career at Pfizer, Inc. where, from 1984 to 1994, she held a number of positions in Marketing, serving most recently as Vice President, Marketing of the Pratt Division. At Pfizer, she directed launches of Glucotrol®/Glucotrol XL®, Zoloft®, and Cardura®. Ms. Dawes also serves as a Director of Depomed, Inc., Inspiration Biopharmaceuticals, Inc. and Seaside Therapeutics LLC. Ms. Dawes’ qualifications to sit on the Company’s Board of Directors include her extensive experience in both a managerial and consulting capacity with pharmaceutical companies as well as her considerable marketing background. Ms. Dawes received a B.A. and M.A. in English from Simmons College and an M.B.A. from Harvard Business School.

Alfred L. Goldberg, Ph.D. has served as a Director of Repligen since July 2008. Mr. Goldberg is currently a Professor of Cell Biology at Harvard Medical School. Mr. Goldberg has been associated with Harvard University during his entire academic career. He was appointed an Assistant Professor of Physiology at Harvard Medical

School in 1969 and has been a full professor since 1977. Mr. Goldberg has served as a consultant to many biotechnology and pharmaceutical companies and served on Scientific Advisory Boards of numerous foundations and biotechnology companies (including Biogen, ArQule, Elan and ProScript). Mr. Goldberg earned an A.B. from Harvard College in 1963, was a Churchill Scholar at Cambridge University and after studying at Harvard Medical School, earned his Ph.D. from Harvard University in 1968. He is internationally recognized for his multiple discoveries relating to protein degradation in cells and especially relating to the physiological functions and mechanisms of the ubiquitin-proteasome pathway. These discoveries provided the basis for the development of proteasome inhibitors which are widely used in cancer treatment. Mr. Goldberg is a member of the Institute of Medicine of the National Academy of Sciences and American Academy of Arts and Sciences. The Board of Directors believes Mr. Goldberg’s qualifications to sit on the Board of Directors include the insight he has gleaned as a consultant in the biotechnology and pharmaceutical fields as well as the significant contributions he has made to academia.

Michael A. Griffith has served as a Director of Repligen since April 2012. Mr. Griffith is currently the Chief Executive Officer and a director at Laureate Biopharma, a full-service contract manufacturing organization focused on the production and manufacture of biologic drugs. Prior to joining Laureate in April 2010, he was on the board of directors at Centrue Financial Corporation and its commercial banking subsidiary, Centrue Bank (NASDAQ: TRUE), from 2002 to March 2010. Mr. Griffith was the founder of Aptuit, Inc., a global contract pharmaceutical research, development and manufacturing company, and from 2004 to 2008 served as the company’s CEO. From 1996 to 2000, Mr. Griffith was with ChiRex, Inc. (NASDAQ: CHRX), where he initially served as CFO before being named the company’s Chairman and CEO. Mr. Griffith was part of the team that led the initial public offering for ChiRex, which was later sold for $600 million to Rhodia SA, a NYSE-listed, Paris-based specialty chemicals company. Prior to his involvement in the biopharmaceutical industry, Mr. Griffith worked for nearly 15 years as a commercial and investment banker at Credit Suisse, First Boston and Bankers Trust Company. He earned a Masters of Management from the Kellogg Graduate School of Management at Northwestern University, and a B.S. in business administration from the University of Kansas. The Board of Directors believes Mr. Griffith’s qualifications to sit on the Board of Directors include his extensive experience in the areas of pharmaceutical development and manufacturing and his financial experience.

Earl Webb Henry, M.D. has served as a Director of Repligen since December 2007. Mr. Henry is currently an independent consultant. From March 2009 to June 2011, Mr. Henry was Chief Medical Officer for inVentiv Clinical Solutions. From 2004 to 2009, Mr. Henry was Senior Vice President, Medical Affairs for inVentiv Clinical Solutions. From 2001 to 2004, Mr. Henry served as the Medical Director for HHI Clinical Research and Statistical Services, LLC until it was acquired by inVentiv Health, Inc. in 2004. Other positions held by Mr. Henry include Senior Vice President and Head, Worldwide Clinical Research and Regulatory Affairs for Cephalon, Inc., Vice President, Clinical Research for Guilford Pharmaceuticals Inc., Global Head of Central Nervous System Therapeutic Area for Sandoz Research Institute, and Senior Associate Director of Clinical Research for Pfizer Central Research. Mr. Henry holds a B.S. in Chemistry from the University of Illinois and an M.D. from the University of Chicago and completed his residency and fellowship at Harvard Medical School in neurology and neuropathology. The Board of Directors believes Mr. Henry’s qualifications to sit on the Board of Directors include his years of executive, research and regulatory experience in the life sciences industry.

Thomas F. Ryan Jr. has served as a Director of Repligen since September 2003 and is currently a private investor. Mr. Ryan served as the President and Chief Operating Officer of the American Stock Exchange from October 1995 to April 1999. Prior to 1995, he held a variety of positions at the investment banking firm of Kidder, Peabody & Co., Inc., serving as the firm’s Chairman in 1995. He holds a bachelor’s degree from Boston College and is a graduate of the Boston Latin School. Mr. Ryan is a Director for the New York State Independent System Operator, a Director for BNY Mellon Asset Management Mutual Funds Board. Mr. Ryan’s qualifications to sit on the Company’s Board of Directors include his years of experience in the areas of securities trading and investment banking.

Chairperson Emeritus

Alexander Rich, M.D. is a Co-Founder of Repligen, served as a Director of Repligen from May 1981 to May 2012 and currently serves as Chairman Emeritus of the Board. Mr. Rich has been on the faculty of MIT since 1958 and is the Sedgwick Professor of Biophysics. Internationally recognized for his contributions to the molecular biology of nucleic acids, he has determined their three-dimensional structure and has investigated their activity in biological systems. He is widely known for his work in elucidating the three-dimensional structure of transfer RNA, which is a component of the protein synthesizing mechanism, and for his discovery of a novel, left-handed form of DNA. He is a member of the National Academy of Sciences, the American Philosophical Society, the Pontifical Academy of Sciences, Rome, and a foreign member of the French Academy of Sciences, Paris. Mr. Rich also serves as a Director of Profectus Biosciences, Inc., a privately held biotechnology company. The Board of Directors believes Dr. Rich’s qualifications to serve as Chairman Emeritus of the Board include his significant accomplishments to the field of life sciences, both in his business endeavors and in his academic contributions.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

No family relationship exists among the officers and directors of Repligen. The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The term “related party transactions” shall refer to transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. There were no related party transactions during the fiscal year ended December 31, 2012.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of the Board of Directors

The Board has determined that each of the directors who has served during the fiscal year ended December 31, 2012, with the exception of Mr. Herlihy, has no material relationship with the Company and is independent within the meaning of the Company’s director independence standards and the director independence standards of The NASDAQ Stock Market LLC, or NASDAQ. Furthermore, the Board has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board is independent within the meaning of the Company’s and NASDAQ’s director independence standards and that each member of the Audit Committee meets the heightened director independence standards for audit committee members of the SEC.

Board Leadership Structure

The Board is led by its Chairperson, Karen Dawes, who is an independent director. Ms. Dawes was appointed as Co-Chairperson in July 2011 and became the Chairperson in December 2011. The Board believes that separating the roles of Chief Executive Officer and Chairperson of the Board is the most appropriate structure for the Company at this time. Having an independent Chairperson is a means to ensure that the Chief Executive Officer is accountable for managing the Company in the best interests of stockholders while, at the same time, acknowledging that managing the Board is a separate and time intensive responsibility. The Board also believes that having an independent Chairperson can serve to curb conflicts of interests, promote oversight of risk and manage the relationship between the Board and the Chief Executive Officer.

Executive Sessions

The Board intends to hold executive sessions of the independent Directors at least two times per year preceding or following regularly scheduled in-person meetings of the Board. Executive sessions do not include any employee Directors of the Company, and the Chairperson of the Board is responsible for chairing the executive sessions.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board and selecting or recommending nominees for election as Directors to the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all Directors:

•

Directors must be of high ethical character, have no conflict of interest and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics, or the Code of Business Conduct;

•	Directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	Directors must have the ability to exercise sound business judgment;

•	Directors must have substantial business or professional experience and be able to offer advice and guidance to the Company’s management based on that experience; and

•	A Director must have (at a minimum) a bachelor’s degree or equivalent degree from an accredited college or university.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director nominees, such as:

•	An understanding of and experience in biotechnology and pharmaceutical industries;

•	An understanding of and experience in accounting oversight and governance, finance and marketing; and

•	Leadership experience with public companies or other significant organizations.

These factors and others are considered useful by the Board and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Neither the Nominating and Corporate Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees although they may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time. This consideration may focus on diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity. Generally, the Nominating and Corporate Governance Committee seeks director nominees with the talents and backgrounds that provide the Board of Directors with an appropriate mix of experience, knowledge and skills that will best serve the Company’s needs and objectives.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting and nominating nominees for election as Directors but delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board or members of management will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for Director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful in identifying candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for Director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as Director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Procedures for Recommendation of Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider Director candidates who are recommended by the stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for Director candidates, shall follow the following procedures:

The Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that the proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting.

Such recommendation for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	Number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	Name and address of the individual recommended for consideration as a Director nominee, or a Director Nominee;

•	The principal occupation of the Director Nominee;

•	The total number of shares of capital stock of the Company that will be voted for the Director Nominee by the stockholder making the recommendation;

•

All other information relating to the Director Nominee that would be required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Director if approved by the Board and elected); and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate would be able to fulfill the duties of a Director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Secretary

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: Secretary

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate, the candidate will be evaluated and a recommendation with respect to such candidate will be delivered to the Board. Nominations not made in accordance with the foregoing policy shall be disregarded by the Nominating and Corporate Governance Committee and votes cast for such nominees shall not be counted.

Policy Governing Stockholder Communications with the Board of Directors

The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board as a whole, stockholders may send such communication to the attention of the Chairperson of the Board via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: Chairperson of the Board of Directors

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: Chairperson of the Board of Directors

For stockholder communications directed to an individual director in his or her capacity as a member of the Board, stockholders may send such communications to the attention of the individual Director via one of the two methods listed below:

•	By U.S. Mail (including courier or expedited delivery service):

Repligen Corporation

Attn: [Name of Individual Director]

41 Seyon Street

Building #1, Suite 100

Waltham, MA 02453

•	By facsimile at (781) 250-0115:

Attn: [Name of Individual Director]

The Company will forward any such stockholder communication to the Chairperson of the Board, as a representative of the Board, and/or to the Director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each Director of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Board’s policy is that all Directors and all nominees for election as Directors are encouraged to attend the Company’s Annual Meeting of Stockholders in person if their schedule permits. Five members of the Board attended the last Annual Meeting of Stockholders.

Stock Ownership Policy

The Board of Directors has adopted a share ownership policy relating to ownership of the Company’s securities by the Company’s Chief Executive Officer and the directors. Subject to the terms of the policy, the Chief Executive Officer is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to one times his or her base salary as of a specified measuring date, and each of the Company’s non-employee directors is required to acquire over a five-year period and hold shares of Common Stock of the Company equal to three times the Company’s annual cash retainer paid to each such non-employee director. Restricted stock and restricted stock units are included once the vesting conditions have been satisfied, but stock options (regardless of whether they are vested or unvested) are not included in the total number of shares owned by the Chief Executive Officer or the directors for purposes of the share ownership policy.

Code of Business Conduct and Ethics

Repligen has adopted the Code of Business Conduct as its “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act (and in accordance with the NASDAQ requirements for a “code of conduct”), which applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct is available at the “About Us” — “Governance” section of the Company’s website at http://www.repligen.com. A copy of the Code of Business Conduct may also be obtained free of charge from the Company upon a request directed to Repligen Corporation, Attention: Investor Relations, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. The Company will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct granted to its executive officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and its directors by posting such information on its website at http://www.repligen.com under “About Us” — “Governance.”

Risk Oversight

The Company’s management is responsible for assessing and managing risk and the Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. The Board is responsible for overseeing risks related to the Company’s overall strategy, including, among others, product development, potential asset acquisitions, financial reporting, business continuity (including succession planning) and reputational risks faced by the Company.

The committees of the Board execute their oversight responsibility for risk management as follows:

•

The Audit Committee is responsible for overseeing the Company’s internal financial and accounting controls, work performed by the Company’s independent registered public accounting firm and the Company’s internal audit function. As part of its oversight function, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures.

•

The Compensation Committee is responsible for overseeing risks related to the Company’s cash and equity-based compensation programs and practices. As part of its oversight function, the Compensation Committee periodically discusses with the President and Chief Executive Officer as well as the Board of Directors, as necessary, the compensation plan for both executive officers and the independent directors, performance goals and objectives for the period and related achievement, peer group and other relevant compensation benchmarks and practices and other matters to ensure the Company’s compensation practices are in the best interest of the Company and its shareholders.

•

The Nominating and Corporate Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and the Company’s corporate governance. In this regard, the Nominating and Corporate Governance Committee assesses the qualifications and independence of members of the Board, makes annual recommendations regarding Board and committee membership, and reviews transactions between the Company and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest.

•

The Science and Technology Committee as a committee, and its members in connection with their Board responsibilities, is responsible for overseeing risks related to the direction and investment in the Company’s product development and technology initiatives, including internal development projects and initiatives to license or acquire products and technologies.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company met eleven times during the fiscal year ended December 31, 2012. During the fiscal year ended December 31, 2012, no director attended fewer than 75% of the aggregate of each of: (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all committees of the Board on which such director served. The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee. Each committee has a charter that has been approved by the Board. Each committee reviews the appropriateness of its charter periodically, as conditions dictate, but at least annually.

Audit Committee

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and currently consists of Mr. Ryan, Ms. Dawes and Mr. Cooper. The Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company and exercising the responsibilities and duties set forth below, including but not limited to: (a) appointing, compensating and retaining the Company’s independent registered public accounting firm, (b) overseeing the work performed by any independent registered public accounting firm, including conduct of the annual audit and engagement for any other services, (c) assisting the Board in fulfilling its responsibilities by reviewing: (i) the financial reports provided by the Company to the SEC, the Company’s stockholders or to the general public, and (ii) the Company’s internal financial and accounting controls, (d) recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations, (e) establishing procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters, (f) engaging advisors as necessary, and (g) serving as the Qualified Legal Compliance Committee, or the QLCC, in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder. The Audit Committee met four times during the fiscal year ended December 31, 2012. Mr. Ryan currently serves as Chairperson of the Audit Committee. The Board has determined that Mr. Ryan qualifies as an “audit committee financial expert” under the rules of the SEC. The Board has determined that each member of the Audit Committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members as determined under the Exchange Act.

The Audit Committee operates under a written charter adopted by the Board, a current copy of which is available on the Company’s website at http://www.repligen.com under “About Us” — “Governance.”

Audit Committee Report (1)

The Audit Committee currently consists of Mr. Ryan, Chairperson, Ms. Dawes and Mr. Cooper. The Audit Committee has the responsibility and authority described in the Repligen Audit Committee Charter, which has been approved by the Board. The Board has determined that the members of the Audit Committee meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and the applicable rules of the National Association of Securities Dealers, Inc. and that Mr. Ryan qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

(1)	The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or under the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management of the Company and Ernst & Young LLP the audited financial statements included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed the Company’s quarterly financial statements for the first three fiscal quarters during the fiscal year ended December 31, 2012 and discussed them with both the management of the Company and Ernst & Young LLP prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the quarterly reports on Form 10-Q for its first, second and third fiscal quarters of the fiscal year ended December 31, 2012, the Audit Committee discussed the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act.

The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC and other applicable regulations. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young LLP their independence from management and the Company, and has considered the compatibility with Ernst & Young LLP’s independence as auditors of the non-audit services performed for the Company by Ernst & Young LLP.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee met with Ernst & Young LLP to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has also evaluated the performance of Ernst & Young LLP, including, among other things, the amount of fees paid to Ernst & Young LLP for audit and non-audit services. Based on its evaluation, the Audit Committee has selected Ernst & Young LLP (subject to stockholder ratification) to serve as the Company’s auditors for the fiscal year ending December 31, 2013.

The Audit Committee met four times during the fiscal year ended December 31, 2012. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC, and the Board approved such inclusion.

Respectfully submitted by the Audit Committee,

Thomas F. Ryan, Jr., Chairperson

Karen A. Dawes

Glenn L. Cooper

Compensation Committee

The Compensation Committee, of which Mr. Cooper, Mr. Griffith (who replaced Mr. Goldberg on the Compensation Committee in March 2013) and Mr. Henry are currently members, is responsible (among other duties and responsibilities) for (a) discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers, (b) administering the Company’s incentive compensation and stock plans, and (c) reviewing and discussing with management the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. The Committee is responsible for reviewing and making recommendations to management on company-wide compensation programs and practices, for taking final action with respect to the individual salary, bonus and equity arrangements of the Company’s Chief Executive Officer and other executive officers, and for recommending, subject to approval by the full Board, new equity-based plans and any material amendments thereto (including increases in the number of shares of Common Stock available for issuance thereunder) for which stockholder approval is required or desirable. The Compensation Committee met three times during the fiscal year ended December 31, 2012. Mr. Cooper serves as the Chairperson of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent within the meaning of the Company, SEC and NASDAQ’s director independence standards.

The Compensation Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “About Us — Governance.”

Compensation Committee Report

The Compensation Committee of the Board, which is comprised solely of independent directors within the meaning of applicable rules of NASDAQ, outside directors within the meaning of Section 162 of the Internal Revenue Code and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, is responsible for developing executive compensation policies and advising the Board with respect to such policies and administering the company’s cash incentive and stock option plans. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of a compensation consultant and consider recommendations from the Chief Executive Officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee:

Glenn L. Cooper, Chairperson

Michael A. Griffith

Earl Webb Henry

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board consists currently of Ms. Dawes, Chairperson, Mr. Goldberg and Mr. Ryan. Mr. Cooper concluded serving on the Nominating and Corporate Governance Committee in March 2013. The Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2012.

The Committee is responsible for: (a) identifying individuals qualified to become members of the Board, and selecting or recommending that the Board select the Director Nominees for election, (b) reviewing the Code of Business Conduct, (c) monitoring compliance with and periodically reviewing the Code of Business Conduct and (d) reviewing and approving all related party transactions. The Nominating and Corporate Governance Committee may consider nominees for election as Directors recommended by stockholders as described above.

Ms. Dawes serves as the Chairperson of the Nominating and Corporate Governance Committee. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the Company, the SEC and NASDAQ’s director independence standards.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “About Us” — “Governance.”

Science and Technology Committee

The Science and Technology Committee of the Board consists currently of Messrs. Goldberg, Griffith, Henry, and Herlihy. The Science and Technology Committee did not meet during the fiscal year ended December 31, 2012. The Science and Technology Committee is responsible for examining and advising on management’s direction and investment in Repligen’s product development and technology initiatives, including both internal development projects and initiatives to license or acquire products and technologies. Mr. Herlihy serves as the Chairperson of the Science and Technology Committee.

The Science and Technology Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.repligen.com under “About Us” — “Governance.”

COMPENSATION DISCUSSION AND ANALYSIS

Year in Review

We achieved strong results in the fiscal year ended December 31, 2012, both in terms of our financial performance and in the achievement of certain key strategic objectives for the Company. Among the strategic objectives that we accomplished in the fiscal year ended December 31, 2012 were the following:

•

The Company successfully completed the integration of the business of Novozymes Biopharma DK A/S and Novozymes Biopharma Sweden AB headquartered in Lund, Sweden and all related operations, or the Novozymes Biopharma Business, which the Company acquired in December 2011. The acquisition of the Novozymes Biopharma Business, or the Novozymes Acquisition, diversified and expanded the Company’s product offering and customer base, while doubling the Company’s manufacturing capacity and bioprocessing revenue.

•	The Company’s bioprocessing product revenue was $41.8 million, an increase of $28.6 million compared to the twelve month period ended December 31, 2011.

•

We entered into an exclusive worldwide licensing agreement with Pfizer to advance our clinical stage asset, RG3039, for treatment of patients with spinal muscular atrophy, or SMA. Under the terms of the license agreement, we received $5 million from Pfizer as an upfront payment on January 22, 2013 and are entitled to receive up to $65 million in potential future milestone payments, a portion of which may be owed to third parties. In addition, we are entitled to receive royalties on any future sales of RG3039 or any SMA compounds developed under the license agreement.

•

The Company enrolled fifteen patients in a single, ascending dose Phase 1 study in Italy of our clinical development program targeted at Friedrich’s Ataxia led by RG2833, a class I histone deacetylase inhibitor.

•	The price of the Company’s common stock increased by 81% in the fiscal year ended December 31, 2012, compared to an increase of 14.6% for the Russell 2000 Index for the same period.

•	The Company developed a new product prototype and distributed the prototype to an alpha-test customer.

Compensation Philosophy

The Company’s compensation philosophy is based on a desire to motivate its executive officers to enhance stockholder value, to provide a fair reward for this effort and to stimulate its executive officers’ professional and personal growth. The Company believes that the compensation of its executive officers should align the executive officers’ interests with those of the stockholders and focus executive officer behavior on the achievement of both near-term corporate goals, as well as long-term business objectives and strategies.

It is the responsibility of the Compensation Committee of the Board to administer the Company’s compensation programs to ensure that they are competitive with other bioprocessing, healthcare supply and biotechnology companies and to include incentives that are designed to appropriately drive the Company’s continued development. The Compensation Committee reviews and approves all components of the Company’s executive officer compensation, including base salaries, annual cash incentive compensation and equity incentive compensation. The Compensation Committee recommends to the full Board for approval new equity-based plans and any material amendments thereto (including increases in the number of shares of Common Stock available for issuance thereunder) for which stockholder approval is required or desirable.

Objectives of the Compensation Programs

The Company’s compensation programs for its executive officers are designed to provide the following:

•	annual cash and incentive compensation that motivates the executive officers to manage the business to meet the Company’s short- and long-term objectives;

•

equity incentive compensation to ensure that its executive officers are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees thereby aligning the executive officers’ interests with those of stockholders; and

•

salaries that are competitive with other bioprocessing, healthcare supply and biotechnology companies with which the Company competes for talent, determined by comparing the Company’s pay practices with these companies.

Compensation Evaluation Processes

The Company’s executive officer compensation consists of three key components: base salary, annual cash incentive compensation and equity incentive compensation. Each of these components is intended to complement the other, and taken together, to satisfy the Company’s compensation objectives. The Compensation Committee considers a number of factors in setting compensation for its executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions in our peer group of companies.

In evaluating our executive compensation program for the fiscal year ended December 31, 2012, the Compensation Committee considered the stockholder advisory vote on our executive compensation, or the say-on-pay vote, for the nine-month fiscal year ended December 31, 2011, which was approved by over 94% of the votes cast. The Compensation Committee believes that the stockholders, through this advisory vote, endorsed the compensation philosophies of our Company and, thus, the Compensation Committee maintained the basic structure and design of our executive compensation programs for fiscal year 2012 with an increased emphasis on awards of equity incentives to align the executive officers’ financial interest with long-term stockholder value. The Compensation Committee will continue to align executive compensation programs with the interests of our stockholders and current market practice, including a continued emphasis on pay for performance. We will hold a say-on-pay vote on an annual basis until the next vote on the frequency of such stockholder advisory votes, which will occur no later than our 2017 Annual Meeting of Stockholders.

In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts to assist it. Our finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to administer our compensation programs. In addition, in the fiscal year ended December 31, 2012, the Compensation Committee retained Meridian Compensation Partners, LLC, an independent compensation consulting firm, or Meridian, to assess the competitiveness and effectiveness of the Company’s executive compensation program. The Compensation Committee has assessed any potential conflicts of interest raised by the work of Meridian, our compensation consultant, and has determined that no such conflict of interest exists.

During the fiscal year ended December 31, 2012, the Compensation Committee held meetings with management and representatives of Meridian to:

•	review our compensation objectives;

•	review the actual compensation of our executive officers for consistency with our objectives;

•	analyze trends in executive compensation;

•

assess our variable cash compensation structure, as well as incentive plan components and mechanics, to ensure an appropriate correlation between pay and performance with resulting compensation opportunities that balance returns to the Company and its stockholders;

•	assess our equity-based awards programs against our objectives of executive incentive, retention and alignment with stockholder interests;

•	review our peer group and consider appropriate changes related to the realignment of our business;

•	benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group; and

•	review recommendations for fiscal year 2013 compensation for appropriateness relative to our compensation objectives.

In February 2013, Meridian provided the Compensation Committee with an analysis of base salary, target bonus, target total cash, long-term incentives value and design and target total compensation of comparable companies in the biotechnology and health care supplies industries. In performing this analysis, Meridian used a peer group of 14 biotechnology and health care supply companies, which was reviewed and approved by the Compensation Committee. The peer group was revised from the one used in connection with the nine-month fiscal year ending December 31, 2011 to reflect the Company’s new strategic focus on its bioprocessing business, as well as the merger or consolidation of several members of the 2011 peer group. The companies included in the peer group had revenues with a median of $63.0 million, as compared to the Company’s total revenue of $62.3 million in fiscal year 2012. The peer group used in the report presented for consideration of compensation decisions and approved by the Compensation Committee consisted of the following companies:

AMAG Pharmaceuticals, Inc.	Codexis, Inc.	Neurocrine Biosciences, Inc.
Anika Therapeutics, Inc.	Dyax Corp.	Sangamo Biosciences, Inc.
ArQule, Inc.	Ligand Pharmaceuticals Incorporated	Vascular Solutions, Inc.
Array BioPharma, Inc.	Merrimack Pharmaceuticals, Inc.	XOMA Ltd.
Astex Pharmaceuticals, Inc.	NeoStem, Inc.

As summarized below, Meridian’s review of peer companies revealed that the Company’s base salaries, target bonus percentages and, in the aggregate, its long term incentives were all materially below the 50th percentile of peer group companies for the fiscal year ended December 31, 2012.

Base Salary as Compared to 50th Percentile of Peer Group

Name and Position	Base Salary for the Fiscal Year ended December 31, 2012	50th Percentile Base Salary for Position in Peer Group	Percent Actual Salary is Below 50th Percentile in Peer Group
Walter C. Herlihy — Chief Executive Officer	$433,000	$486,512	11%
Jonathan I. Lieber — Chief Financial Officer (1)	$300,000	$341,250	12%
James R. Rusche — Senior Vice President, Research and Development	$270,000	$347,630	22%
Daniel P. Witt — Vice President, Global Operations	$250,000	$316,071	21%
William J. Kelly — Chief Accounting Officer	$210,000	$313,545	33%

(1)	Mr. Lieber joined the Company in September 2012.

Target Bonus Percentage as Compared to 50th Percentile of Peer Group

Name and Position	Target Bonus Percentage for the Fiscal Year ended December 31, 2012	50th Percentile Target Bonus for Position in Peer Group
Walter C. Herlihy — Chief Executive Officer	55%	50%
Jonathan I. Lieber — Chief Financial Officer (1)	35%	40%
James R. Rusche — Senior Vice President, Research and Development	35%	40%
Daniel P. Witt — Vice President, Global Operations	35%	38%
William J. Kelly — Chief Accounting Officer	35%	38%

(1)	Mr. Lieber joined the Company in September 2012.

Long-Term Incentives as Compared to Peer Group

Historically, the Compensation Committee made periodic grants of stock options with time-based vesting to align the executive officers’ financial interest with long-term stockholder value. However, such grants were not made every year. Based on Meridian’s review of our peer group, most companies in the peer group made long term incentive awards on an annual basis, with 79% of the companies using one long-term incentive vehicle and 21% of the peer group companies using two long-term incentive vehicles. The Compensation Committee believes that equity incentives, in the form of stock options and restricted stock awards subject to vesting over time or upon achievement of performance objectives, can be an effective vehicle for the long-term element of compensation, as these awards align individual and team performance with the achievement of the Company’s strategic and financial goals over time, and with stockholders’ interests. Stock options, which have exercise prices equal to at least fair market value of the Company’s stock on the date of grant, reward executive officers only if the stock price increases from the date of grant. Restricted stock awards are impacted by all stock price changes, so the value to the executive officers is affected by both increases and decreases in stock price from the market price at the date of grant. Except in the case of new hire equity grants to Mr. Lieber, the Compensation Committee did not make any equity grants in fiscal year 2012. However, it did grant stock options subject to time-based vesting over four years to its named executive officers in February 2013. The Compensation Committee expects to annually evaluate granting additional long term incentive awards, potentially including a mix of restricted stock grants and stock option awards, a portion of which could be in the form of awards subject to performance-based vesting criteria.

The Compensation Committee uses the peer group compensation data as one of several factors to determine appropriate compensation parameters for base salary, variable cash compensation and equity-based, long-term incentives. The Compensation Committee’s executive compensation decisions are made on a case-by-case basis, and specific benchmark results do not, in and of themselves, determine individual targets.

The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and use independent outside consultants for similar services in the future.

Executive Compensation

Each executive officer (except the Chief Executive Officer whose performance is reviewed directly by the Compensation Committee) has an annual performance review with the Chief Executive Officer, who makes recommendations on salary increases, promotions and equity and non-equity incentive awards to the Compensation Committee. The Compensation Committee believes its executive compensation programs for the fiscal year ended December 31, 2012 rewarded the Company’s accomplishments during the year, including the successful integration of the Novozymes Biopharma Business, growth in bioprocessing revenue, the execution of the Pfizer license agreement, the significant return to stockholders resulting from the increase in the price of the Company’s common stock and the enrollment of fifteen patients in the Friedrich’s Ataxia Phase I clinical study, encouraged sustained achievement of longer-term goals and initiatives and maintained a motivated and engaged leadership team.

Base Salary

Base salary represents the fixed portion of an executive officer’s compensation and is intended to provide compensation for day-to-day performance. The Compensation Committee believes that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Each executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within the Company and similarly situated executives at our peer group. Base salary is typically reviewed annually. The Company believes that the base salaries paid to the executive officers during the fiscal year ended December 31, 2012 achieved its compensation objectives.

For the fiscal year ending December 31, 2013, the Compensation Committee increased Mr. Lieber’s base salary by 2.5% from $300,000 to $307,500, Mr. Rusche’s base salary by 8.5% from $270,000 to $293,000, Mr. Witt’s base salary by 9.0% from $250,000 to $272,500 and Mr. Kelly’s base salary by 14.5% from $210,000 to $240,500. The compensation report prepared by Meridian showed that the base salaries of these four executives all fell below the 50th percentile among the Company’s peer group as disclosed above. These base salary increases were based on each executive officer’s performance, qualifications, experience, responsibilities and Meridian’s survey of the publicly disclosed compensation for similar positions at companies in the peer group. In reviewing Mr. Herlihy’s base salary, the Compensation Committee noted that he had led the company in an impressive manner and that Mr. Herlihy’s salary was below the 50th percentile as compared to the Company’s peer group. For the fiscal year ending December 31, 2013, the Compensation Committee approved a base salary increase of 9.7% from $433,000 to $475,000 for Mr. Herlihy to compensate him for his strong performance, which will bring Mr. Herlihy’s base salary closer to the 50th percentile of the peer group.

Annual Cash Incentive Compensation Plan

The Company’s executive officers are eligible to receive annual cash incentive compensation based on both corporate results and their own individual performance as measured against the goals set forth below, or the Company Objectives, pursuant to the Annual Cash Incentive Compensation Plan, or the Plan. The annual cash incentive compensation earned by each executive officer is determined by the Compensation Committee after the end of each fiscal year and calculated as a percentage of an executive officer’s base salary.

The Company establishes the target amount of its annual cash incentive compensation at a level that represents a meaningful portion of the executive officers’ current paid out cash compensation, and sets a threshold performance level for each executive. In establishing these levels, in addition to considering the incentives that the Company wants to provide to the executive officers, it also considers the annual cash incentive compensation levels for comparable positions within our peer group and our own historical practices.

The following were the overall Company Objectives for the fiscal year ended December 31, 2012, or the Performance Period:

1.	Achieve key development program milestones;

2.	Financial performance against budget; and

3.	Achieve organizational development objectives, including integration of the Novozymes Biopharma Business.

Plan Protocol

The Compensation Committee administers the Plan:

1.	At the beginning of the fiscal year, the Chief Executive Officer, with assistance from senior management, proposes annual corporate goals, measurement criteria and weightings, subject to review and approval by the Compensation Committee.

2.	At the end of the fiscal year, the Chief Executive Officer evaluates performance levels and the achievement of these annual corporate goals, which are subject to review and approval by the Compensation Committee. Specific bonus award recommendations for all participants (except the Chief Executive Officer) are submitted to the Compensation Committee for review and approval.

3.	The Compensation Committee determines the size of the overall bonus pool and the bonus awards for individual participants based on the Company’s performance against the above objectives and the target bonus figures.

Plan Payout

The Compensation Committee is responsible for evaluating actual performance against the performance goals and determining the actual bonus award earned. The Chief Executive Officer submits a documented evaluation of the performance of each of the other participants to the Compensation Committee for its consideration to assist the Compensation Committee in its review and proposed bonus awards. The Compensation Committee makes all final determinations regarding performance evaluations of participants and actual bonus awards. See the section titled “Performance Criteria” below for a discussion on the performance criteria and determinations for the fiscal year ended December 31, 2012.

Generally, the Company must attain a minimum of 60% achievement of its corporate goals for any payment to be made pursuant to the Plan, and the Compensation Committee may, at its discretion, elect not to pay bonuses. However, should the Company attain less than 60% achievement of its goals, the Compensation Committee may elect to pay the portion of the incentive award based on individual goals for exceptional personal achievement. A target bonus (as a percentage of base salary) and the weight assigned to corporate and individual results is determined for participants based upon their position. The final incentive payout is determined for each participant based on the achievement of corporate and individual goals defined for each organizational level and position and the target incentive percentage.

For the fiscal year ended December 31, 2012, the Company established a target annual cash incentive award for each of the executive officers, depending on their role, experience and objectives to be achieved as follows:

Individual Annual Cash Incentive Targets

Bonus Target as % of Salary for the Fiscal Year ended December 31, 2012
Chief Executive Officer	55%
Other executive officers	35%

Individual Annual Cash Incentive Targets

	Portion Tied to Corporate Results	Portion Tied to Individual Results
Chief Executive Officer	100%	0%
Other executive officers	60%	40%

Performance Criteria

The incentive compensation of executive officers is based on the achievement of certain goals by the Company, as a whole, and, for executive officers other than the Chief Executive Officer, on the achievement of individual performance goals. Criteria and specific goals within each category are as follows:

Company Performance

•	The extent to which key product manufacturing, product sales, financial, research, clinical and partnering or collaboration objectives of the Company have been met during the preceding fiscal year.

Executive Performance

•	An executive officer’s involvement in and responsibility for the attainment of key product manufacturing, product sales, financial, research, clinical and other strategic objectives of the Company;

•	The involvement of an executive officer in personnel recruitment, retention and morale; and

•	The responsibility of the executive officer in working within budgets, controlling costs and other aspects of expense management.

Achievement of Corporate Objectives and Cash Incentive Determination

The portion of cash incentive tied to corporate results is determined based on evaluation of the percentage achievement of the established corporate objectives, which were determined at the beginning of the fiscal year. These objectives include product development or partnering objectives, financial performance objectives and corporate development objectives. The corporate objectives are designed to be difficult to achieve at 100%, and the Compensation Committee assesses the attainment of these objectives. The ultimate determination of achievement of the objectives is at the sole discretion of the Compensation Committee following discussions with management and is based both on quantitative, objective calculations such as the achievement of certain financial or clinical milestones, as well as a qualitative assessment, which takes into consideration the level of effort, end results, and other contributing internal and external factors that could reasonably be expected to impact performance. The Chief Executive Officer evaluated the actual performance of the other executive officers against the performance goals and submitted such evaluation to the Compensation Committee. The Compensation Committee reviewed this evaluation and determined that the aggregate percentage achievement of the corporate objectives was 87.0%. The corporate portion of the cash incentive plan for all officers was calculated at this level of achievement.

The following is a summary of the corporate objectives for the fiscal year ended December 31, 2012 and the detailed calculation supporting the achievement of each such objective:

Company Objectives for the Fiscal Year ended December 31, 2012	Weight	Percent Score (achievement as determined by Compensation Committee)	Weighted Score
Bioprocessing Business
Achieve sales targets, integrate Novozymes Biopharma Business; acquire or develop new products	30%	108.3%	32.5%
RG1068 – SecreFlo for Pancreatic Imaging
Seek and obtain regulatory approvals for SecreFlo; advance commercialization plans and promptly launch SecreFlo in the U.S.; file MAA in the EU; and conduct additional clinical studies to determine additional uses of SecreFlo	30%	33.3%	10.0%
Finance and Stock Performance
Achieve EBITDA of $5 million; and outperformance of the Company’s stock against the Russell 2000 Index	30%	115.0%	34.5%
CNS Pipeline Development
Patient enrollment in Phase 1 trial of RG2833; finance continued clinical development	10%	100.0%	10.0%

TOTAL CORPORATE PERFORMANCE	100.0%		87.0%

Achievement of Individual Objectives

In addition to the corporate objectives outlined above, executive officers with the exception of Mr. Herlihy, also have an individual objective component to their annual cash incentive compensation. The performance assessment for the individual objectives of the executive officers is not calculated on a line item basis, but rather represents an overall assessment as to how the executive officer contributed to the success of the Company within their area of responsibility. The individual objectives are designed to be difficult to achieve at 100%. The Compensation Committee has assessed the attainment of these individual objectives by each executive officer. When individual performance objectives are not fully met, as occurred in the fiscal year ended December 31, 2012, executive officers do not receive all of their “at risk” or performance-based compensation.

As President and Chief Executive Officer, Mr. Herlihy is responsible for overseeing all of our corporate functions, product development, clinical activities and partnering and marketing activities. Working in concert with our Board of Directors, Mr. Herlihy formulates current and long-term Company plans and objectives and represents Repligen throughout the market in the business and non-business communities. Because of his role and responsibilities, Mr. Herlihy’s annual cash incentive is calculated based solely on corporate performance to closely align his compensation with the Company’s performance. For the year ended December 31, 2012, the Compensation Committee determined that Mr. Herlihy would be awarded 87.0% of his target cash incentive compensation.

Mr. Lieber is ultimately responsible for Repligen’s finance and administration activities. Specifically, his objectives included leading our financial reporting, compliance and financial planning and analysis activities; maintaining and improving our human resource and information technology infrastructures; supporting our business development initiatives; and overseeing our facility and administrative activities. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The Chief Executive Officer evaluated Mr. Lieber’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Mr. Lieber was 87.5%.

Mr. Rusche is ultimately responsible for providing leadership on all of Repligen’s research and development activities. Specifically, his objectives included supervising all aspects of the manufacture of our drug candidates to support clinical trials; identifying new potential applications for our product candidates; leading our research efforts for the treatment of Friedreich’s Ataxia and Spinal Muscular Atrophy; driving process and new product development work to assist with the growth of our bioprocessing business; supporting our business development initiatives; and representing Repligen to the scientific community as necessary. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The Chief Executive Officer evaluated Mr. Rusche’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Mr. Rusche was 90.0%.

Mr. Witt is ultimately responsible for managing Repligen’s contracts and intellectual property portfolio as well as all bioprocessing manufacturing operations. Specifically, his objectives included delivering on production and gross margin targets, leading the integration of the Novozymes Biopharma Business, ensuring product quality and on-time delivery to customers and supporting our business development initiatives. The overall evaluation of achievement of these factors involves both quantitative and qualitative analysis. The Chief Executive Officer evaluated Mr. Witt’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Mr. Witt was 90.0%.

Mr. Kelly is ultimately responsible for Repligen’s accounting activities. Specifically, his objectives included supporting our financial reporting, compliance and financial planning and analysis activities; and supporting our business development initiatives. The overall evaluation of achievement in these factors is both quantitative and qualitative. The Chief Executive Officer evaluated Mr. Kelly’s actual performance against his individual objectives and submitted such evaluation to the Compensation Committee, which determined that the aggregate achievement of the individual objectives for Mr. Kelly was 90.0%.

For the fiscal year ended December 31, 2012:

•	Mr. Herlihy’s cash incentive of $207,191 was calculated based on an overall achievement of 87.0% as discussed above.

•

Mr. Lieber’s cash incentive of $25,336 was calculated based on an individual results achievement of 87.5% and corporate results achievement of 87.0% for an overall achievement of 87.2% and was calculated on a pro rata basis based on the total number of days Mr. Lieber was employed by the Company in 2012.

•	Mr. Rusche’s cash incentive of $83,349 was calculated based on an individual results achievement of 90.0% and corporate results achievement of 87.0% for an overall achievement of 88.2%.

•	Mr. Witt’s cash incentive of $77,175 was calculated based on an individual results achievement of 90.0% and corporate results achievement of 87.0% for an overall achievement of 88.2%.

•	Mr. Kelly’s cash incentive of $64,827 was calculated based on an individual results achievement of 90.0% and corporate results achievement of 87.0% for an overall achievement of 88.2%.

Objectives for the Fiscal Year Ending December 31, 2013

Our executive compensation programs for the fiscal year ending December 31, 2013 are consistent with our programs for the fiscal year ended December 31, 2012, which received strong support from our stockholders in the “say on pay” advisory vote conducted at our 2012 Annual Meeting of Stockholders. In February 2013, the Compensation Committee reviewed its compensation objectives and concluded that it would continue to base executive compensation on the elements utilized in the fiscal year ended December 31, 2012: base salary, annual cash incentive compensation and equity incentive compensation.

The Compensation Committee also established the Company Objectives for the Plan for the fiscal year ending December 31, 2013, which are similar in focus and structure to those established for the fiscal year ended December 31, 2012. The Company Objectives for the Plan for the fiscal year ending December 31, 2013 are the following:

•

Bioprocessing Business — develop new products or prototypes, including three launch ready in 2013; improve production efficiencies; fulfill customer orders on a timely basis; seek product/company acquisition; and manage partnerships.

•	Finance and Stock Price — achieve sales targets; meet expense and profit targets; and performance of the Company’s stock against the Russell 2000 Index.

•	Corporate Development — complete transition out of therapeutic development; and complete phase 1 construction at the Company’s Waltham headquarters.

Equity Incentive Compensation

Equity grants, generally in the form of stock options that vest over a specified period, are awarded on a periodic, but not necessarily annual, basis. The Company has historically granted equity compensation in the form of stock options primarily because stock options are an effective tool for motivating executives in the long-term and to retain and reward the executive officers and to further align the executive officers’ financial interest with long-term stockholder value. The Compensation Committee believes that equity incentives, in the form of stock options subject to vesting over time, are an effective vehicle for the long-term element of compensation, as these align individual and team performance with the achievement of the Company’s strategic and financial goals over time, and with stockholders’ interests. The Compensation Committee expects to annually evaluate implementing additional long term incentive awards, potentially including a mix of restricted stock grants and stock option awards, a portion of which could be subject to performance-based vesting criteria. Stock options reward executive officers only if the stock price increases from the date of grant over time, while performance-based awards encourage and motivate executive officers to invest their time and efforts in the Company as the value of the award is dependent on the success of the Company or individual objectives.

In the fiscal year ended December 31, 2012, in addition to the performance criteria set forth below, the Compensation Committee considered a number of factors in determining what, if any, equity incentive compensation to grant to the executive officers, including:

•	the performance of the Company during the fiscal year;

•	the number of shares subject to, and exercise price of, outstanding options, both vested and unvested, held by the executive officers;

•	the number of restricted shares held by the executive officers;

•	the vesting schedule of the unvested stock options or restricted stock held by the executive officers;

•	the financial statement impact of any equity award;

•	the amount and percentage of the total equity on a diluted basis held by the executive officers; and

•	the available shares under the Company’s equity incentive plan.

Except in the case of Mr. Lieber who received new hire grants in the form of options and restricted stock, the Compensation Committee did not make any equity grants in fiscal year 2012. However it did grant stock options subject to vesting over four-years to each of the named executive officers in February 2013.

Other Compensation

All full-time employees, including the executive officers, may participate in the health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance and the Company’s 401(k) plan.

Compensation Risk Assessment

The Compensation Committee considers and evaluates risks related to our cash and equity-based compensation programs and practices as well as evaluates whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. Consistent with SEC disclosure requirements, the Compensation Committee has worked with management to assess compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Earned

The following table summarizes the compensation earned during the fiscal year ended December 31, 2012, the nine-month fiscal year ended December 31, 2011 and the fiscal years ended March 31, 2011 and 2010 by the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers who were serving as executive officers as of December 31, 2012 and whose total compensation exceeded $100,000. These individuals are referred to as named executive officers.

Summary Compensation Table for the Fiscal Year ended December 31, 2012, the Nine-Month Fiscal Year ended December 31, 2011, or 2011T, and the Fiscal Years ended March 31, 2011 and 2010

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compen- sation ($) (4)	Total ($)
Walter C. Herlihy President and Chief Executive Officer	2012	433,000	—	—	—	207,191	2,000	642,191
	2011T	294,800	—	—	—	123,058	—	417,858
	2011	383,500	52,000	—	97,375	159,153	2,000	694,028
	2010	372,000	—	—	—	158,300	2,000	532,300

Jonathan I. Lieber (5) Chief Financial Officer	2012	77,308	—	89,700	341,231	25,336	2,000	535,575

William J. Kelly Chief Accounting Officer	2012	210,000	—	—	—	64,827	2,000	276,827
	2011T	153,750	—	—	—	36,946	—	190,696
	2011	200,000	—	—	48,688	49,560	2,000	300,248
	2010	194,000	—	—	—	43,300	2,000	239,300

James R. Rusche Senior Vice President, Research and Development	2012	270,000	—	—	—	83,349	2,000	355,349
	2011T	198,000	—	—	—	49,955	—	247,955
	2011	258,000	18,720	—	48,688	63,313	2,000	390,721
	2010	251,000	—	—	—	60,500	2,000	313,500

Daniel P. Witt Senior Vice President, Global Operations	2012	250,000	—	—	—	77,175	2,000	329,175
	2011T	165,000	—	—	—	41,630	—	206,630
	2011	215,000	10,400	—	48,688	53,793	2,000	329,881
	2010	209,000	—	—	—	49,600	2,000	260,600

(1)	Represents amounts paid upon the cancellation of a stock option held by the executive, which had an exercise price of $2.66 per share prior to its April 3, 2011 scheduled expiration. The amount paid was based upon the difference between the closing price of the Company’s Common Stock on March 30, 2011, $3.70, and $2.66, multiplied by the total number of shares subject to the stock option.
(2)	Represents the aggregate grant date fair value for awards granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation. The assumptions the Company used for calculating the grant date fair values are set forth in note 2 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(3)	Amounts listed include payments under the Company’s Annual Cash Incentive Compensation Plan, as described above.
(4)	Represents the match, paid by Repligen on behalf of such individual into the Repligen Corporation 401(k) Savings Plan, on the first 5% of eligible compensation for the years ended December 31, 2012, March 31, 2011 and March 31, 2010, respectively, of salary and bonus contributed by such individual subject to a maximum of $2,000 per year.
(5)	Mr. Lieber joined the Company in September 2012.

Grants of Plan-Based Awards for the Fiscal Year ended December 31, 2012

The table below sets forth grants of awards that were made in the fiscal year ended December 31, 2012 to our named executive officers.

Name	Grant Date	All other Stock Awards: Number of Shares of Stock or units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($) (1)
Walter C. Herlihy	—	—	—	—	—	238,150
Jonathan I. Lieber	09/20/2012	15,000	—	—	89,700	—
Jonathan I. Lieber	09/20/2012	—	110,000	5.98	341,231	105,000
William J. Kelly	—	—	—	—	—	73,500
James R. Rusche	—	—	—	—	—	94,500
Daniel P. Witt	—	—	—	—	—	87,500

(1)	At its discretion, the Compensation Committee may adjust the target bonus amounts based on the achievement of corporate and individual goals.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

The Company’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” The material terms of employment agreements and arrangements with our named executive officers are described below under the heading “Potential Payments upon Termination or Change-in-Control — Employment Arrangements.”

Outstanding Equity Awards at December 31, 2012

This following table sets forth certain information regarding the outstanding stock option grants and stock awards to the named executive officers at December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Walter C. Herlihy	32,709	—		$5.51	4/23/2013	—		—
	32,291	—		$5.51	4/23/2013	—		—
	50,000	—		$3.05	4/30/2014	—		—
	80,000	20,000	(1)	$5.87	6/6/2018	—		—
	20,000	30,000	(2)	$3.33	7/15/2020	—		—

Jonathan I. Lieber	—	110,000	(3)	$5.98	9/20/2022
				—	9/20/2022	15,000	(4)	94,200

William J. Kelly	—	20,000	(5)	$4.82	3/31/2018	—		—
	—	15,000	(6)	$3.33	7/15/2020	—		—

James R. Rusche	22,531	—		$5.51	4/23/2013	—		—
	2,469	—		$5.51	4/23/2013	—		—
	25,000	—		$3.05	4/30/2014	—		—
	40,000	10,000	(7)	$5.87	6/6/2018	—		—
	10,000	15,000	(6)	$3.33	7/15/2020	—		—

Daniel P. Witt	10,000	—		$5.51	4/23/2013	—		—
	10,000	—		$3.05	4/30/2014	—		—
	12,500	—		$1.83	5/13/2015	—		—
	40,000	10,000	(7)	$5.87	6/6/2018	—		—
	10,000	15,000	(6)	$3.33	7/15/2020	—		—

(1)	The remaining 20,000 shares will vest on June 6, 2013.
(2)	10,000 shares will vest on each of the following dates: July 15, 2013, July 15, 2014 and July 15, 2015.
(3)	22,000 shares will vest on each of the following dates: September 20, 2013, September 20, 2014, September 20, 2015, September 20, 2016 and September 20, 2017.
(4)	15,000 shares will vest on September 20, 2013.
(5)	The remaining 20,000 shares vested on March 31, 2013.
(6)	5,000 shares will vest on each of the following dates: July 15, 2013, July 15, 2014 and July 15, 2015.
(7)	The remaining 10,000 shares will vest on June 6, 2013.

Option Exercises and Stock Vested for the Fiscal Year ended December 31, 2012

The following table sets forth certain information regarding the number of stock options exercised and amounts realized by the named executive officers under the Second Amended and Restated 2001 Repligen Corporation Stock Plan, the 1992 Repligen Corporation Stock Option Plan and the 2012 Stock Option and Incentive Plan (collectively “the Stock Plans”) in the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Walter C. Herlihy	100,000	$258,500	—	$—
Jonathan I. Lieber	—	$—	—	$—
William J. Kelly	90,000	$86,000	—	$—
James R. Rusche	50,000	$132,250	—	$—
Daniel P. Witt	27,100	$53,072	—	$—

Pension Benefits

The Company has no defined benefits plans or other supplemental retirement plans for the named executive officers.

Nonqualified Deferred Compensation

The Company has no nonqualified defined contribution plans or other nonqualified deferred compensation plans for the named executive officers.

Potential Payments upon Termination or Change-in-Control

Employment Arrangements

On March 14, 1996, Repligen entered into a letter of agreement with each of Messrs. Herlihy, Rusche and Witt in connection with Repligen’s acquisition and merger with Glycan Pharmaceuticals, Inc. These agreements are intended to provide for continuity of management during a change in control and align the interest of our executives with those of our stockholders so as to maximize the value to stockholders from any such change in control. These agreements provide for certain benefits upon the termination of employment, with or without cause, or upon a change in control of the Company. Upon termination of employment, with or without cause, or upon a change in control of the Company, 50% of the unvested stock options held by such executive officers shall vest immediately. Upon termination of employment, with or without cause, Messrs. Herlihy, Rusche and Witt will be entitled to receive severance of base salary continuation at the rate then in effect, payable monthly in arrears, until such executive officer becomes employed, but for no longer than eight months for Mr. Herlihy and six months for each of Messrs. Rusche and Witt.

Repligen entered into an offer letter for employment “at will” with Mr. Kelly on February 29, 2008. The offer letter for Mr. Kelly does not provide for benefits upon termination, with or without cause, or upon a change of control. Repligen entered into an offer letter for employment “at will” with Mr. Lieber on September 20, 2012. The offer letter for Mr. Lieber provides for certain benefits upon the termination of employment, without cause, including continuation of Mr. Lieber’s base salary at the rate then in effect for a period of six months following the date of termination and health insurance coverage through COBRA.

Equity Awards

The 2012 Stock Option and Incentive Plan (the “2012 Stock Plan”) provides that upon the effectiveness of a “sale event” as defined in the 2012 Stock Plan, except as otherwise provided by the Compensation Committee in the award agreement, all outstanding awards will automatically terminate, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. In addition, in the case of a sale event in which the Company’s stockholders will receive cash consideration, the Company may make or provide for a cash payment to participants holding options equal to the difference between the per share cash consideration and the exercise price of the options.

Stock options granted and currently held by a named executive officer, which have been granted under the 2001 Stock Plan do not automatically accelerate upon termination of such named executive officer’s employment or upon a change in control pursuant to the terms of the 2001 Stock Plan.

Assuming a change of control and termination were to have taken place on December 31, 2012, each of the named executive officers would have been entitled to the salary continuation set forth on the table below and the value of his awards that would be accelerated upon the change of control would have been that amount shown on the table below.

	Payments and Benefits
	Salary Continuation Upon Termination	Value of Stock Options Vesting due to Termination or Change-in-Control (1)	Total
Walter C. Herlihy	$317,000	$48,000	$365,000
Jonathan I. Lieber	154,000	—	154,000
William J. Kelly	—	—	—
James R. Rusche	146,000	24,000	170,000
Daniel P. Witt	136,000	24,000	160,000

(1)	Based on the intrinsic value of the stock options on December 31, 2012 based upon market closing price of $6.28 on that date.

Director Compensation

For the fiscal year ending December 31, 2012, non-employee directors received an annual retainer for service on the Board and committees as set forth in the table below which retainers, other than the amounts paid for service on the Nominating and Corporate Governance Committee, will be the same for the fiscal year ended December 31, 2013. In 2013, compensation paid to the Committee Chairperson and Committee Members of the Nominating and Corporate Governance Committee will be $16,000 and $5,000 respectively. Dr. Rich is not a member of the Board but serves as the Chairperson Emeritus of the Company and the Company pays Dr. Rich an annual retainer of $35,000 as compensation for his service as Chairperson Emeritus.

Annual Retainer
Board of Directors
Each Non-Employee Member of the Board	$35,000
Additional Retainer for the Chairperson	$50,000
Audit Committee
Committee Chairperson	$21,000
Other Committee Members	$7,500
Compensation Committee
Committee Chairperson	$16,000
Other Committee Members	$5,000
Nominating and Corporate Governance Committee
Committee Chairperson	$11,000
Other Committee Members	$2,500
Science and Technology Committee
Committee Chairperson	$11,000
Other Committee Members	$5,000
Emeritus Directors (1)
Chairperson Emeritus (1)	$35,000

(1)	– Only payable if an emeritus director is not a member of the board of directors.

Under the Company’s Amended and Restated Director Compensation Policy, each newly-elected, non-employee director who joins the Board receives an option to purchase 24,000 shares of Common Stock on the date he or she joins the Board. These initial Board options vest in equal annual installments over a three-year period from the date of grant, provided such person is still a director on such vesting date. In addition, except in the year following a non-employee director’s first election to the Board by the stockholders (including upon his or her first reelection at an annual meeting following a non-employee director’s appointment to the board), each non-employee director reelected to the Board by the stockholders is awarded annually $50,000 worth of restricted stock units. All of these restricted stock units vest in full on the earlier of the first anniversary of the date of the grant or the next annual meeting of the stockholders, provided such person is still a director on such vesting date.

Pursuant to the Amended and Restated Director Compensation Policy and the terms of the 2012 Stock Plan, each non-employee director with the exception of Mr. Griffith was granted $50,000 worth of restricted stock units on May 24, 2012. Mr. Griffith was granted an option to purchase 24,000 shares of Common Stock on May 24, 2012.

Director Compensation Table for the Fiscal Year Ended December 31, 2012.

The following table sets forth a summary of the compensation the Company paid to its non-employee and directors in the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Option Awards ($) (1)(2)(3)	Total ($)
Glenn L. Cooper	61,000	50,002	—	111,002
Karen A. Dawes	103,500	50,002	—	153,502
Alfred L. Goldberg	47,500	50,002	—	97,502
Michael A. Griffith	26,250	—	56,820	83,070
Earl Webb Henry	45,000	50,002	—	95,002
Alexander Rich (4)	40,500	—	—	40,500
Thomas F. Ryan, Jr.	58,500	50,002	—	108,502

(1)	Represents the aggregate grant date fair value for awards granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation. The assumptions the Company used for calculating the grant date fair values are set forth in note 2 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(2)	The non-employee directors of the Board who held such position on December 31, 2012 held the following aggregate number of unexercised stock options as of such date:

Name	Number of Securities Underlying Unexercised Options
Glenn L. Cooper	59,000
Karen A. Dawes	149,000
Alfred L. Goldberg	99,000
Michael A. Griffith	24,000
Earl Webb Henry	99,000
Thomas F. Ryan, Jr.	179,000

(3)	The following table presents the grant date fair value of each grant of shares of stock, shares of stock units or stock options in the fiscal year ended December 31, 2012 to non-employee directors, computed in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation:

Name	Grant Date	Number of Shares of Stock or Units	Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Glenn L. Cooper	05/24/2012	11,038	—	—	50,002
Karen A. Dawes	05/24/2012	11,038	—	—	50,002
Alfred L. Goldberg	05/24/2012	11,038	—	—	50,002
Michael A. Griffith	05/24/2012	—	24,000	4.53	56,820
Earl Webb Henry	05/24/2012	11,038	—	—	50,002
Thomas F. Ryan, Jr.	05/24/2012	11,038	—	—	50,002

(4)	Dr. Rich service as a director ended at the Annual Meeting of Stockholders held on May 24, 2012. Since that date, Dr. Rich has served as our Chairperson Emeritus.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Cooper, Griffith and Henry. No member of the Compensation Committee is a current or former employee of Repligen. There are no Compensation Committee interlocks between Repligen and any other entities involving any of the executive officers or directors of such entities. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of the Board or Compensation Committee of any other company and no such interlocking relationship has existed in the past.

Existing Equity Compensation Plan Information

The Company currently maintains three equity compensation plans consisting of the 2001 Stock Plan, the 1992 Repligen Corporation Stock Option Plan and the 2012 Stock Option and Incentive Plan (collectively “the Stock Plans”). New stock awards may only be granted under the 2012 Stock Option and Incentive Plan. The following table provides information regarding shares of Common Stock that may be issued under the Stock Plans as of December 31, 2012.

	Existing Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,315,090	$4.20	1,578,120
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	2,315,090	$4.20	1,578,120

ITEM 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to serve as independent auditors for the fiscal year ending December 31, 2013. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2002. In accordance with standing policy, Ernst & Young LLP periodically changes the personnel who work on the audits of Repligen.

Fees

The following sets forth the aggregate fees billed by Ernst & Young LLP to the Company during the fiscal year ended December 31, 2012, the nine-month fiscal year ended December 31, 2011 and the fiscal year ended March 31, 2011:

	FY 2012	FY 2011T	FY 2011
Audit Fees	$556,500	$614,000	$264,000
Audit Related Fees	—	150,000	—
Tax Fees	77,000	34,000	26,000
Other Fees	2,000	2,000	2,000

Total	$635,500	$800,000	$292,000

Audit Fees

For the fiscal year ended December 31, 2012, fees paid for audit services were approximately $556,500. For the nine-month fiscal year ended December 31, 2011 and the fiscal year ended March 31, 2011, fees paid for audit services were approximately $614,000 and $264,000, respectively. These amounts included fees associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q, and fees related to filings with the SEC. For the nine-month fiscal year ended December 31, 2011, the Company incurred $325,000 of additional audit fees related to the Novozymes Acquisition.

Audit Related Fees

For the nine-month fiscal year ended December 31, 2011, fees paid for due diligence activities related to our acquisition of the Novozymes Biopharma Business were approximately $150,000. For the fiscal years ended December 31, 2012 and March 31, 2011, Ernst & Young LLP billed no fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not otherwise reported above.

Tax Fees

For the fiscal year ended December 31, 2012, the nine-month fiscal year ended December 31, 2011 and the fiscal year ended March 31, 2011, fees paid for tax services was approximately $77,000, $34,000 and $26,000, respectively. These amounts included fees associated with tax compliance and preparation fees.

All Other Fees

Ernst & Young LLP billed $2,000 in additional fees relating to a subscription to Ernst & Young LLP’s online accounting research service for each of the following periods: the fiscal year ended December 31, 2012, the nine-month fiscal year ended December 31, 2011 and the fiscal year ended March 31, 2011.

The Audit Committee of the Board has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services provided to the Company are approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of Ernst & Young LLP for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before Ernst & Young LLP may provide the services. Any pre-approved services exceeding the limits pre-approved by the Audit Committee must again be pre-approved by the Audit Committee. All of the audit-related, tax and all other services provided by Ernst & Young LLP to the Company for the fiscal year ended December 31, 2012 were pre-approved by the Audit Committee. All non-audit services provided in the fiscal year ended December 31, 2012 were reviewed with the Audit Committee, which concluded that the provisions of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

In connection with the audit for the fiscal year ended December 31, 2012, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to refer to such disagreement in connection with their report.

A member of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Accordingly, the Board believes ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year is in the best interests of the Company and its shareholders and recommends a vote FOR this Item 2.

ITEM 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in the sections entitled “Compensation Discussion and Analysis” and “Director and Executive Officer Compensation” beginning on pages 20 and 29, respectively, our executive compensation program is designed to motivate its executive officers to enhance stockholder value, to provide a fair reward for this effort and to stimulate its executive officers’ professional and personal growth. The Company seeks to provide near-term and long-term financial incentives that align the executive officers’ interest with those of the stockholders and focus executive officer behavior on the achievement of both near-term corporate goals, as well as long-term business objectives and strategies. We believe that this alignment between executive compensation and stockholder interests has driven corporate performance over time.

Our stockholders voted on September 27, 2011, to have advisory votes every year to approve the compensation paid to the Company’s named executive officers, and we have adopted that approach. The Board of Directors and Compensation Committee make executive compensation decisions every year, and our directors will look to the annual advisory vote for information that can be taken into account when they make decisions with respect to our compensation philosophy, policies and practices. The Compensation Committee and the Board of Directors note our stockholders’ strong endorsement for the Company’s executive compensation program for the nine month fiscal year ended December 31, 2011, which was approved by over 94% of the votes cast. Consequently, the Compensation Committee has maintained the structure of its executive compensation programs for the fiscal year ended December 31, 2012. Accordingly, we are asking our stockholders to vote FOR the following non-binding, advisory resolution on the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement:

“RESOLVED, that the shareholders of the Company approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Before you vote, we urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement for additional details on the Company’s executive compensation, including its governance, framework, components, and the compensation decisions for the named executive officers for the fiscal year ended December 31, 2012.

As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and the Company’s executive compensation principles, policies and procedures.

The Board of Directors recommends that stockholders vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

ADDITIONAL INFORMATION

Stockholder Proposals

Repligen must receive any proposal by a stockholder of Repligen for inclusion in the proxy statement furnished to all stockholders entitled to vote at our 2014 Annual Meeting of Stockholders at our principal executive office not later than December 10, 2013 in accordance with Rule 14a-8 issued under the Exchange Act.

Subject to the SEC’s proxy rules, if a stockholder who wishes to present a proposal at the 2014 Annual Meeting (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by February 23, 2014 and such proposal is brought before the 2014 Annual Meeting, then under the SEC’s proxy rules, if the proxy statement or form of proxy for the 2014 Annual Meeting so provides, the proxies solicited by Repligen with respect to the 2014 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by Repligen to vote the proxies solicited by Repligen. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Any proposal intended to be presented at the 2014 Annual Meeting must also comply with the other requirements of the proxy solicitation rules of the SEC. In order to curtail any controversy as to the date on which a proposal was received by Repligen, it is suggested that proponents submit their proposal by Certified Mail, Return Receipt Requested or other means, including electronic means that permit them to prove date of delivery.

Other Business

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

Voting Proxies

The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

Householding

Our Annual Report, including audited financial statements for the fiscal year ended December 31, 2012, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, Broadridge Financial Solutions, Inc., or Broadridge, has undertaken an effort to deliver only one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” is not being used if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, Repligen Corporation will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. If your household is receiving multiple copies of Repligen’s Annual Reports or Proxy Statements and you wish to request delivery of only a single copy, you may send a written request to Repligen Corporation, Attention: Secretary, 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453.

Appendix A

DIRECTIONS TO ANNUAL MEETING

Goodwin Procter — Boston Office

Exchange Place

53 State Street

Boston, MA 02109

(617) 570-1000

Directions from Logan International Airport (BOS)

•	Head southeast.

•	Keep left at the fork, follow signs for I-90 W/I-93 S/Williams Tunnel/Mass Pike and merge onto I-90 W.

•	Take exit 25 toward S Boston. Slight right onto B St.

•	Turn left onto Seaport Blvd.

•	Take the 3rd right onto Atlantic Ave. Turn left onto State St.

Directions from the North traveling South on Rte. 93

•	Follow I-93 South into Boston.

•	Take Exit #24A-Government Center.

•	Left at the first traffic light onto Surface Road.

•	Follow Surface to the third set of lights and turn right onto State Street. 53 State Street/Exchange Place will be on the left.

Directions from the South traveling North on Rte. 93

•	From Points South Via I-93 North:

•	Follow I-93 North and take Exit #23-Government Center. Stay left off the exit following signs for Faneuil Hall. At the traffic light at the end of the off ramp, turn left onto Surface Road.

•	Follow Surface Road to the fourth set of lights and turn right onto State Street. 53 State Street/Exchange Place will be on the left.

Directions from the West traveling the Massachusetts Turnpike (Interstate 90)

•	Follow I-90 (Mass Pike) East to Exit #24B and merge onto I-93 North.

•	Follow I-93 North and take Exit #23-Government Center.

•

Stay left of the exit following signs for Faneuil Hall. At the traffic light at the end of the off ramp, turn left onto Surface Road. Follow Surface Road to the fourth set of traffic lights and turn right onto State Street. 53 State Street/Exchange Place will be on the left.

Parking

75 State Street Garage

One Post Office Square Parking

Public Transportation

Subway

Massachusetts Bay Transportation Authority (MBTA)

Station:  State

A-1

VOTE IN PERSON
Attend the Annual Meeting in person at Goodwin Procter LLP, 53 State Street, Boston, MA 02109 on May 9, 2013 at 11:00 a.m. Directions to attend the Annual Meeting are attached as Appendix A to the proxy statement.

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REPLIGEN CORPORATION
C/O AMERICANSTOCK TRANSFER
59 MAIDEN LANE
NEW YORK, NY 10038

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M56011-P34518 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

REPLIGEN CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR proposals 1, 2 and 3.
1.	Election of Directors		☐	☐	☐
Nominees:
	01) Glenn L. Cooper	05) Earl Webb Henry
	02) Karen A. Dawes	06) Walter C. Herlihy
	03) Alfred L. Goldberg	07) Thomas F. Ryan, Jr.
04) Michael A. Griffith

							For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for fiscal year 2013.						☐	☐	☐

3.	Advisory vote to approve the compensation paid to Repligen Corporation’s named executive officers.						☐	☐	☐

4.	To consider and act upon any other business which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER OF RECORD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M56012-

P34518

REPLIGEN CORPORATION

SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Walter C. Herlihy and Jonathan I. Lieber, and each of them alone, proxies with full power of substitution, to vote all shares of common stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Repligen Corporation to be held on the 9th day of May, 2013 at 11:00 a.m., local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, and any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 4, 2013, copies of which have been received by the undersigned. The proxies are further authorized to vote, in accordance with their judgment, upon such other business as may be properly presented at the meeting and any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side